EXHIBIT 99.1

Ironclad Performance Wear Reports First Quarter 2009 Results
Net Sales Increase 36% and Operating Expenses Decline 27%

LOS ANGELES, CA – May 13, 2009 - Ironclad Performance Wear Corporation (ICPW.OB), a leader in high-performance gloves and apparel, today announced financial results for the three months ended March 31, 2009.

First Quarter 2009 Results
Net sales increased 36% for the first quarter of 2009 to $2.5 million, compared to net sales of $1.9 million from the corresponding period in 2008. This increase is the result of continued strength in Ironclad’s industrial sales channel, as well as increased international sales.

Ironclad’s first quarter 2009 gross margin decreased to 36.1% versus 42.9% for the same period last year, due in large part to two factors: (i) several one-time favorable adjustments in the prior year that increased gross margin in 2008 by approximately 3.4%, and (ii) unforseen rebate adjustments in 2009 pertaining to 2008 sales contracts and a pricing adjustment on a 2008 invoice all of which decreased gross margin by approximately 2.6% in the current period.

Operating expenses decreased by 26.9% during the first quarter of 2009 to $1.40 million, compared to $1.92 million in the prior year period.  These savings are a direct result of a continuing focus throughout the Company on cost containment and control, as well as a rationalization of general operating expenses to match sales.

First quarter net loss decreased to $521,000 compared to a net loss of $1.15 million in the prior year period. The significant reduction in net loss in the first quarter of 2009 is a reflection of Ironclad’s on-going efforts toward building a sustainably profitable business in the near-term.

Basic and diluted net loss per share for the first quarter of 2009 were $(0.01) on a weighted average common shares outstanding of 60.9 million, compared to a net loss of $(0.03) on a weighted average common shares outstanding of 35.4 million in the prior year period.

"Despite the continuing world economic slump, Ironclad continues to see growth through its industrial channels, both domestically and internationally" said Scott Jarus, Chairman and Interim CEO of Ironclad Performance Wear.  "In 2009, we have seen penetration into new industrial channels, as well as an increased focus on safety within various industries and large companies.  This has translated into growing penetration of Ironclad gloves through our distributors.”

Balance Sheet Highlights
Cash at March 31, 2009, was $616,000 compared to $215,000 in the prior year period.  Inventory and deposits on inventory were $3.66 million at March 31, 2009, compared to $3.40 million in the prior year period, primarily reflecting an increase in deposits on inventory in production. Net working capital at March 31, 2009, was $3.15 million compared to $2.04 million in the prior year period.  Ironclad had $1.36 million outstanding on its line of credit as of March 31, 2009, compared to $1.60 million at March 31, 2008.  Warrant liability as of March 31, 2009 was $4,048 compared to $-0- on March 30, 2008.

Outlook for Full-Year 2009
Due to the economic uncertainty of world markets, Ironclad is not in a position to provide specific financial guidance for 2009.  However, the Company has set a goal to achieve break-even for 2009 on operating net income less all non-cash expenses, which, if achieved, will be the first such attainment in the Company’s history.

Mr. Jarus commented, “Surprisingly, the biggest challenge facing Ironclad in 2009 is not a weakening of product demand.  To the contrary, it is a struggle with cash flow to fulfill the increasing demand for products requested by our customers.  We are cautiously optimistic that we’ll be able to meet these needs, while achieving our financial goal for the year."

First Quarter 2009 Financial Results Conference Call
Ironclad Performance Wear will hold its first quarter 2009 financial results conference call on Wednesday, May 13, 2009 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time).  To participate in the conference call, interested parties should dial (877) 941-8632 ten minutes prior to the call. International callers should dial 1+ (480) 629-9821.  If you are unable to participate in the live call, a replay will be available through Wednesday, May 27, 2009.  To access the replay, dial (800) 406-7325 (passcode: 4067196).  International callers should dial 1+ (303) 590-3030 and use the same passcode.

In addition, the conference call will also be broadcast live over the Internet and can be accessed at www.ironclad.com.  For those unable to participate during the live broadcast, the Webcast will be archived on this site for two weeks.

About Ironclad Performance Wear Corporation
Ironclad, which created the performance work glove category in 1998, continues to leverage its leadership position in the construction and industrial markets through the development and introduction of specialized task-specific gloves for industries such as oil & gas exploration and automotive. With its focus on innovation, design, advanced material science and durability, Ironclad engineers, manufactures, and sells a comprehensive line of task-specific gloves and performance-fabric apparel. Ironclad's products are available at hardware stores, home centers, industrial suppliers, lumberyards, and sporting goods retailers nationwide; and through authorized distributors worldwide.

For more information on Ironclad, please visit www.ironclad.com.

Information about Forward-Looking Statements
This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in Ironclad's filings with the United States Securities and Exchange Commission. For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the Company's recent Securities and Exchange Commission filings, which are available at www.sec.gov. Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
Scott Jarus, (Interim) CEO
(310) 643-7800 x120

Chris Miller, Director of Marketing
(310) 643-7800 x127

Ironclad Performance Wear Corp.
CONSOLIDATED BALANCE SHEETS

	March 31, 2009	December 31, 2008
ASSETS
Current Assets
Cash and cash equivalents	$615,924	$215,203
Accounts receivable net of allowance for doubtful accounts of $65,000 and $60,000	1,423,685	1,705,435
Inventory	3,658,234	3,404,567
Prepaid and other	139,428	115,400

Total current assets	5,837,271	5,440,605

Property, Plant and equipment
Computer equipment and software	202,853	200,932
Vehicle	43,680	43,680
Office equipment and furniture	143,755	143,478
Leasehold improvements	36,934	36,934
Less: accumulated amortization	(274,967)	(252,650)

Total property, plant and equipment	152,255	172,374

Trademarks, net of accumulated amortization of $14,073 and $9,306	93,116	94,312
Deposits	11,630	11,354

Total Assets	$6,094,272	$5,718,645

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$1,329,146	$1,799,020
Line of credit	1,362,391	1,599,300
Current portion of captial lease	-	-

Total current liabilities	2,691,537	3,398,320

Long Term Liabilities
Fair value of warrant liability	4,048	2,097

Total Liabilities	2,695,585	3,400,417

Stockholder's Equity
Common stock, $.001 par value; 172,744,750 million shares
authorized; 42,803,487 and 35,389,504 shares issued and outstanding	72,951	42,804
Additional paid In capital	17,494,641	15,922,832
Accumulated deficit	(14,168,905)	(13,647,408)

Total Stockholders' Equity	3,398,687	2,318,228

Total Liabilities & Stockholders' Equity	$6,094,272	$5,718,645

Ironclad Performance Wear Corp.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008

REVENUES
Net sales	$2,517,175	$1,851,103

COST OF SALES
Cost of sales	1,609,059	1,057,106

GROSS PROFIT	908,116	793,997

OPERATING EXPENSES
General and administrative	548,523	678,279
Sales and marketing	577,260	899,031
Research and development	91,960	104,914
Purchasing, warehousing and distribution	161,636	212,934
Depreciation and amortization	23,513	24,031

Total Operating Expenses	1,402,892	1,919,189

LOSS FROM OPERATIONS	(494,776)	(1,125,192)

OTHER INCOME(EXPENSE)
Interest expense	(23,793)	(35,017)
Interest income	222	3,235
Change in fair value of warrant liability	(1,951)	-
Unrealized gain (loss) on financings activities	-	(3,090)
Other income(expense), net	269	9,014

Total Other Income(Expense), Net	(25,253)	(25,858)

NET LOSS BEFORE INCOME TAXES	(520,029)	(1,151,050)

PROVISION FOR (BENEFIT FROM) INCOME TAXES	1,466	810

NET LOSS	$(521,495)	$(1,151,860)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.01)	$(0.03)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	60,892,105	35,389,504